News Release

Investor Contact:


Niels Christensen, 215-986-6651
Niels.christensen@unisys.com


Media Contact:

Jim Kerr, 215-986-5795
Jim.Kerr@unisys.com


UNISYS ELECTS ALISON DAVIS TO BOARD OF DIRECTORS

BLUE BELL, Pa., June 16, 2011 - Unisys Corporation (NYSE: UIS) announced today that Alison Davis has been elected to the Unisys Board of Directors and appointed to the Finance Committee of the Board.

Most recently, Davis was managing partner of Belvedere Capital Partners, Inc., a private equity firm serving the financial services sector. Prior to joining Belvedere, she served as chief financial officer and director of corporate development for Barclays Global Investors and as a senior partner at A.T. Kearney, Inc. She began her career at McKinsey & Company.

"Alison Davis is an excellent addition to our Board," said Unisys Chairman and Chief Executive Officer Ed Coleman. "She brings valuable experience in corporate strategy and financial management and we look forward to benefitting from her insights."

Davis also serves as a director of City National Corporation.

ABOUT UNISYS
Unisys is a worldwide information technology company. We provide a portfolio of IT services, software, and technology that solves critical problems for clients. We specialize in helping clients secure their operations, increase the efficiency and utilization of their data centers, enhance support to their end users and constituents, and modernize their enterprise applications. To provide these services and solutions, we bring together offerings and capabilities in outsourcing services, systems integration and consulting services, infrastructure services, maintenance services, and high-end server technology. With approximately 23,000 employees, Unisys serves commercial organizations and government agencies throughout the world. For more information, visit www.unisys.com.
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RELEASE NO.: 0616/9049

Unisys is a registered trademark of Unisys Corporation. All other brands and products referenced herein are acknowledged to be trademarks or registered trademarks of their respective holders.